UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 12, 2007
HARRIS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3863	34-0276860

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1025 West NASA Blvd., Melbourne, Florida	32919

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (321) 727-9100
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On July 12, 2007, Harris Corporation (“Harris”) notified The Bank of New York, as trustee (the “Trustee”), that Harris will redeem all of its outstanding 3.5% Convertible Debentures due 2022 (the “Debentures”) in accordance with the terms of the Indenture dated as of August 26, 2002 (the “Indenture”) between Harris and the Trustee. The Debentures will be redeemed for cash on August 20, 2007 (the “Redemption Date”), at a redemption price of 100 percent of the principal amount of the Debentures (the “Redemption Price”), plus accrued and unpaid interest to, but not including, the Redemption Date. As of July 12, 2007, the aggregate principal amount of the Debentures outstanding was approximately $149 million. In accordance with the terms of the Indenture, Harris has requested that the Trustee issue a notice of redemption, in the name Harris, to the holders of the Debentures on or before July 18, 2007.
On or before the close of business on August 17, 2007 (the business day immediately preceding the Redemption Date), the holders of the Debentures may elect to convert their Debentures into common stock of Harris at a conversion rate of 44.2404 shares of common stock for each $1,000 principal amount of Debentures, subject to the terms and conditions set forth in the Indenture and the Debentures. The conversion rate of 44.2404 shares of common stock for each $1,000 principal amount of Debentures is equivalent to a conversion price of $22.6038 per share. On July 13, 2007, the last reported sale price of Harris common stock on the New York Stock Exchange was $57.40. Debentures that are not converted on or before the close of business on August 17, 2007, will automatically be redeemed on the Redemption Date and will no longer be convertible.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS CORPORATION
July 16, 2007	/s/ Scott T. Mikuen
	Name:	Scott T. Mikuen
	Title:	Vice President, Associate General Counsel and Corporate Secretary

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